Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby / David Burke 212-896-1214 / 212-896-1236 / 212-896-1258 jcorbin@kcsa.com / mcsaby@kcsa.com / dburke@kcsa.com

Ampal-American Israel Corporation Updates Regarding EMG

TEL AVIV, Israel, September 15, 2008 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company in the business of acquiring and managing interests in various businesses, with emphasis in recent years on energy and related fields, released today the following updates regarding East Mediterranean Gas Company (“EMG”), in which Ampal owns a 12.5% interest. These updates are based on information supplied to Ampal by EMG.

EMG has recently been subjected to repeated gas supply interruptions in Egypt. Ampal understands that the Egyptian upstream was not able to support the entire demand for gas and therefore the supply to foreign customers and for domestic use was subject to periodic shortfalls and shut downs. Ampal has been informed that Egyptian upstream has completed works on linking a new gas field to the system; that this link is undergoing final tests and is to come on stream during October. Consequently, EMG expects the normalization of delivery of the contracted quantities to commence thereafter.

EMG is currently involved in negotiations with the Government of Egypt with regard to the price of gas to be delivered in the future. The price negotiations commenced on the request of the Egyptian Ministry of Trade and Infrastructure (“MOTI”) and were driven by the substantial increase in the energy prices since the existing gas purchase prices were determined in 2000. EMG believes that the outcome of these negotiations with MOTI and of subsequent negotiations of the sale prices with its customers on the Israeli market, will not materially adversely affect the financial performance of EMG. Ampal has been advised that EMG expects that the negotiations with MOTI will be concluded in the next few weeks. There is, however, no assurance that the negotiations will be completed in that time period and there is no assurance that the outcome will not adversely affect EMG. To the best of Ampal's understanding, recently other international companies purchasing gas from Egypt completed successfully such negotiations to all parties' satisfaction.

The Government of Egypt adopted legislation that purports to revoke the tax free status of existing free zone companies operating in the iron, cement, steel, petroleum, liquification and transport of natural gas industries. The legislation, by its terms, would apply to EMG. Ampal understands that the impact of this recent change in law would be to impose a 20% tax on EMG’s future income. It is not clear to what extent the legislation will be enforced or whether it is valid under Egyptian legal principles. Ampal understands that EMG has raised the taxation issue in the price negotiations and has taken the position that any taxation that is ultimately imposed, if at all, will be taken into consideration in the negotiated purchase price payable for the gas. The legislation is, Ampal understands, unusual, and it is not clear whether EMG will be successful in its negotiations and therefore what if any impact the legislation will ultimately have on EMG.

About Ampal:

Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. The Company is seeking opportunistic situations in a variety of industries, with a focus on energy and related sectors. The Company’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.

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